Exhibit 99







                                              CONTACT:
                                              Dennis Milewski, (860) 722-5567

FOR IMMEDIATE RELEASE

                    HSB GROUP UNITES ALL INSURANCE OPERATIONS
                              UNDER NORMAND MERCIER

HARTFORD, Conn., June 16, 2000 -- HSB Group, Inc. (NYSE-HSB) announced today the unification of all insurance operations under Normand Mercier. Mercier has been appointed to the newly created position of chief global insurance officer of HSB.

This action combines all of HSB Group's commercial and large account special risk insurance businesses worldwide.

"Norm is a strong and disciplined manager with the energy and broad experience to lead our global insurance business," said Richard H. Booth, chairman, president and chief executive officer of HSB Group. "Under his leadership, our U.S. commercial operations have continued their strong growth and profitability. He is extraordinarily competent and driven to improve the profitability and competitive position of our insurance businesses."

"We have a number of key goals in unifying our insurance operations," said Mercier. "First and foremost is to maximize the profitability and productivity of our global insurance business. We also see opportunities to better align our people with the needs of our customers and more fully leverage HSB's engineering skills to prevent or reduce loss."

Mercier will lead the U.S. commercial division of HSB which provides equipment breakdown insurance to more than one million businesses and the U.S. energy division of HSB that insures power generation facilities and select oil, chemical and gas industries. He will also manage HSB Engineering Insurance Limited, headquartered in London, that insures industries in 90 countries, as well as The Boiler Inspection and Insurance Company of Canada and other insurance subsidiaries.

Mercier most recently was senior vice president of HSB Group, Inc., responsible for the U.S. commercial insurance operations, a position he assumed in November 1998. Prior to joining HSB Group, Mercier was president and general manager of The Boiler Inspection and Insurance Company of Canada (BI&I).

Under his guidance, BI&I consistently produced strong underwriting results, while growing revenues and achieving productivity gains.

Mercier, a native of Canada, is a fellow, with honors of the Insurance Institute of Canada and holds a bachelor's of science degree from the University of Montreal.

HSB Group, Inc., the parent company of The Hartford Steam Boiler Inspection and Insurance Company, is a global provider of specialty insurance products, engineering services and management consulting. The Hartford Steam Boiler Inspection and Insurance Company was founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are management's estimates, assumptions and projections and are not guarantees of future performance. Forward-looking statements involve known and unknown risks and uncertainties. These and other important factors, including those mentioned in various Securities and Exchange Commission filings made periodically by the company, may cause the company's actual results and performance to differ materially. Investors and prospective investors should read this news release in conjunction with the company's most recent Form 10-K, Form 10-Q and other documents filed with the Securities and Exchange Commission.

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